FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 26, 2010	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES A 13%
INCREASE IN FIRST QUARTER EARNINGS

WASHINGTON TOWNSHIP, NJ, April 26, 2010 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announces its operating results for the quarter ended March 31, 2010.

Parke Bancorp reported net income available to common shareholders of $1.5 million, or $0.38 per diluted common share, for the March 31, 2010 quarter, compared to a net income of $1.4 million or $0.34 per diluted common share reported for the quarter ended March 31, 2009, an increase of 13.4%. Following is a recap of significant item that impacted the first quarter: loan loss provision of $2.1 million, increased FDIC assessments ($154,000) and increased salary expense ($183,000) attributable to annual increases and the formation of our SBA joint venture.

At March 31, 2010, Parke Bancorp's total assets increased to $674.1 million from $654.2 million at December 31, 2009, an increase of $19.9 million or 3.0%.

Parke Bancorp's total loans increased to $613.1 million from $603.4 million at December 31, 2009, an increase of $9.7 million or 1.6%. The change reflects an increase in commercial loans of $7.4 million, mortgage loans of $1.9 million and consumer loans of $412,000.

At March 31, 2010, the Company had $22.7 million in non-performing loans or 3.4% of total assets, a decrease from $25.5 million at December 31, 2009. The decrease is attributable to the Company receiving deeds in settlement of five loan balances.  The three largest relationships in non-performing loans are $5.5 million (residential construction), $4.5 million (residential construction), and $2.0 million (commercial real estate). Loans past due 30 to 89 days were $8.1 million at March 31, 2010, an increase of $749,000 from December 31, 2009. “We continue to aggressively manage all loan relationships, and where necessary, apply our loan work-out experience to protect our collateral position and actively negotiate with borrowers to resolve these non-performing loans” remarked Vito S. Pantilione, President and Chief Executive Officer of the

Company and Bank. Specific allowances for loan losses have been established in the amount of $2.9 million on impaired loans totaling $18.6 million.

At March 31, 2010, Parke Bancorp's allowance for loan losses increased to $13.1 million from $12.4 million at December 31, 2009, an increase of $732,000 or 5.9%. The ratio of allowance for loan losses to total loans increased to 2.14% at March 31, 2010 from 2.06% at December 31, 2009. During the quarter the Company charged-off $1.4 million related to impaired loans that were transferred to Other Real Estate Owned in settlement of the loan balances.

Parke Bancorp's total investment securities increased to $33.8 million from $31.9 million at December 31, 2009, an increase of $1.9 million or 6.0%.

Other Real Estate Owned (“OREO”) at March 31, 2010 was $3.6 million, compared to none at December 31, 2010.

At March 31, 2010 Parke Bancorp's total deposits increased to $537.9 million from $520.3 million at December 31, 2009, an increase of $17.6 million or 3.4%, consisting of increases in certificate of deposits of $15.8 million and money market accounts of $5.6 million, offset by a decrease in checking and savings balances of $3.8 million.

Parke Bancorp's total borrowings decreased to $65.8 million from $67.8 million at December 31, 2009, a decrease of $2.0 million or 3.0%. The decline in borrowings is related to the growth in deposits.

Parke Bancorp's total equity increased to $65.6 million at March 31, 2010 from $62.0 million at December 31, 2009, an increase of $3.6 million or 5.8%. A $1.8 million change in comprehensive income related to the investment portfolio, and earnings represented the majority of the increase.

Mr. Pantilione also provided the following statement:

“Although many believe the recession is now over, we continue to see significant weakness in the construction and commercial real estate industries that continue to impact many of our borrowers. The management of the credit quality of our loan portfolio remains a top priority. We continue to monitor all loan relationships to identify any potential issues. In spite of these challenges, I am pleased that we have another quarter of strong earnings, totaling $1.5 million. We have been able to achieve this through diligent cost control and strong retail deposit growth that, together with lower market interest rates, has allowed us to lower our overall cost of funds. I am also pleased that we continue to grow our balance sheet during these challenging times. We will be opening our fifth full service branch in Galloway Township, NJ in May. We expect this branch to be profitable within a year. We have had much success with our SBA lending joint venture, 44 Business Capital. During the quarter, we originated $7.3 million in SBA loans, selling the guaranteed portion. The gain on these sales, which was $312,000, is not included in our income for the first quarter due to new accounting guidance that requires us to delay the recognition for 90 days.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	March 31, 2010	December 31, 2009	% Change
	(in thousands)
Total Assets	$674,069	$654,198	3.0%
Cash and cash equivalents	9,956	4,154	139.7%
Investment securities	33,834	31,929	6.0%
Loans, net	600,023	590,997	1.5%
Deposits	537,885	520,313	3.4%
Borrowings	65,771	67,831	-3.0%
Total equity	65,560	61,973	5.8%

Operating Ratios
	Three Months Ended March 31,
	2010	2009

Return on average assets	1.08%	0.85%
Return on average common equity	12.88%	11.68%
Interest rate spread	4.26%	3.34%
Net Interest margin	4.38%	3.52%
Efficiency ratio	31.50%	38.39%

Asset Quality Data
	March 31, 2010	December 31, 2009
	(in thousands)
Allowance for loan losses	$13,136	$12,404
Allowance for loan losses to total loans	2.14%	2.06%
Non-accrual loans	$22,744	$25,452
Repossessed assets	$3,572	$—

Statements of Income Data
	Three Months Ended March 31,
	2010	2009
	(in thousands)
Interest and dividend income	$10,077	$9,773
Interest expense	2,954	4,599
Net interest income	7,123	5,174
Provision for loan losses	2,101	770
Net interest income after provision for loan losses	5,022	4,404
Non-interest income	160	171
Non-interest expense	2,302	2,052
Income before income taxes	2,880	2,523
Provision for income taxes	1,152	994
Net income before noncontrolling interest	1,728	—
Net loss attributable to noncontrolling (minority) interests	64	—
Net income	1,792	1,529
Preferred stock dividend and discount	246	166
Net income available to common shareholders	1,546	1,363

Basic income per common share	0.38	0.34
Diluted income per common share	0.38	0.34

Weighted shares - basic	4,034,339	4,025,906
Weighted shares - diluted	4,058,397	4,035,754